Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class A, Class B, Class C, Class R and Class Y shares Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, Class R and Class Y shares Statement of Additional Information and to the incorporation by reference of our report, dated October 13, 2006, with respect to the financial statements and financial highlights of Pioneer Europe Select Equity Fund included in the Annual Report to the Shareowners in Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A, No. 333-36265) of Pioneer Europe Select Equity Fund.


                                                      /s/ ERNST & YOUNG LLP



Boston, Massachusetts
December 20, 2006